LianBio Announces Departure of Chief Executive Officer

Shanghai and Princeton, N.J., December 19, 2023 - LianBio (Nasdaq: LIAN), a biotechnology company dedicated to bringing innovative medicines to patients in China and other major Asian markets, today announced that Yizhe Wang, Ph.D., Chief Executive Officer has resigned from LianBio to pursue other opportunities.
In connection with his departure, the LianBio Board of Directors has appointed Adam Stone, Chief Investment Officer of Perceptive Advisors and member of the LianBio Board of Directors as Interim Chief Executive Officer.
“Under Yizhe’s leadership, LianBio built a comprehensive cross-border platform for drug development, advanced multiple programs into pivotal Phase 3 trials, developed a commercial launch infrastructure designed to maximize patient access to innovative new medicines, and executed transformative strategic transactions,” said Konstantin Poukalov, Executive Chairman of the LianBio Board of Directors. “I thank Yizhe for his many contributions to LianBio and look forward to partnering with him on his future endeavors.”
LianBio’s Board of Directors will continue to represent the best interests of LianBio and its shareholders and evaluate strategic alternatives for the Company. The Board of Directors expects to communicate an update on the ongoing strategic review in the first quarter of 2024.
About LianBio
LianBio is a cross-border biotechnology company on a mission to bring transformative medicines to patients in China and other Asian markets. Through partnerships with highly innovative biopharmaceutical companies around the world, LianBio is advancing a diversified portfolio of clinically validated product candidates with the potential to drive new standards of care across oncology, ophthalmology, inflammatory disease and respiratory indications. LianBio is establishing an international infrastructure to position the company as a partner of choice with a platform to provide access to China and other Asian markets. For additional information, please visit the company’s website at www.lianbio.com.
For investor inquiries, please contact:
Elizabeth Anderson, VP Communications and Investor Relations
E: elizabeth.anderson@lianbio.com
T: (646) 655-8390
For media inquiries, please contact:
Katherine Smith, Evoke Canale
E: katherine.smith@evokegroup.com
T: (619) 849-5378